UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

ATHENE HOLDING LTD.

(Name of Issuer)

Class A Common Shares, par value $0.001

(Title of Class of Securities)

G0684D107

(CINS)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AHL 2014 Investor GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0.00 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0.00 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0.00 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 17,350,643.35 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,350,643.35 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,350,643.35 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.1%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 17,350,643.35 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,350,643.35 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,350,643.35 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.1%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Athene Asset Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) IA

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAM Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAM GP Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Life Asset Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1.00 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1.00 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1.00 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Guarantor-Athene, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,554.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,554.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,554.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,554.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,554.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,554.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 648,881.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 648,881.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 648,881.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 648,881.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 648,881.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 648,881.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 648,881.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 648,881.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 648,881.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 648,881.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 648,881.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 648,881.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 648,881.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 648,881.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 648,881.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,569,625.00 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,569,625.00 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,569,625.00 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,569,625.00 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,569,625.00 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,569,625.00 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,384,045.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,301,276.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,384,045.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,384,045.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,301,326.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,433,406.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Athene Holding Ltd.
(b)	Address of Issuer’s Principal Executive Offices 96 Pitts Bay Road Pembroke, HM08, Bermuda

Item 2.
(a)

Name of Person Filing
This Schedule 13G is filed by: (i) AHL 2014 Investor GP, Ltd. (“AHL Investor GP”), (ii) Apollo Principal Holdings III, L.P. (“Principal Holdings III”), (iii) Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”), (iv) Athene Asset Management, LLC (“Athene Management”), (v) AAM Holdings, L.P. (“AAM Holdings”), (vi) AAM GP Ltd. (“AAM GP”), (vii) Apollo Life Asset Ltd. (“Apollo Life”), (viii) Apollo Palmetto Advisors, L.P. (“Palmetto Advisors”), (ix) Apollo Palmetto Management, LLC (“Palmetto Management”), (x) Apollo Principal Holdings IV, L.P. (“Principal Holdings IV”), (xi) Apollo Principal Holdings IV GP, Ltd. (“Principal Holdings IV GP”), (xii) Apollo Capital Management, L.P. (“Capital Management”), (xiii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xiv) AAA Guarantor-Athene, L.P. (“AAA Guarantor”), (xv) AAA Investments, L.P. (“AAA Investments”), (xvi) AAA Associates, L.P. (“AAA Associates”), (xvii) AAA MIP Limited (“AAA MIP”), (xviii) Apollo Alternative Assets, L.P. (“AAA”), (xix) Apollo International Management, L.P. (“Int’l Management”), (xx) Apollo International Management GP, LLC (“Int’l Management GP”), (xxi) AAA Holdings, L.P. (“AAA Holdings”), (xxii) AAA Holdings GP Limited (“AAA Holdings GP”), (xxiii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxiv) Apollo Management Holdings, GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Principal Holdings III, Athene Management, Palmetto Advisors, AAA Associates, AAA Guarantor, AAA Holdings, and Management Holdings each hold shares of the Class B Common Shares, par value $0.001 (the “Class B Shares”), of Athene Holding Ltd. (the “Issuer”).  The Class A Common Shares, par value $0.001 (the “Class A Shares”) of the Issuer reported as beneficially owned are obtainable upon conversion at the election of the holder on a one-for-one basis of the Class B Shares. AHL 2014 Investor II, L.P. (“AHL Investor II”) and AHL Investor GP were reporting persons on the initial Schedule 13G filing but no longer hold or beneficially own any of the Issuer’s shares. AHL Investor II has been dissolved.

AHL Investor GP was the general partner of AHL Investor II. Principal Holdings III is the sole shareholder of AHL Investor GP. Principal Holdings III GP is the general partner of Principal Holdings III.

Palmetto Management is the general partner of Palmetto Advisors.  Principal Holdings IV is the sole member of Palmetto Management, and Principal Holdings IV GP is the general partner of Principal Holdings IV.

The sole member of Athene Management is AAM Holdings. The general partner of AAM Holdings is AAM GP. The sole shareholder of AAM GP is Apollo Life.

Capital Management is the sole shareholder of Apollo Life.  The general partner of Capital Management is Capital Management GP.

AAA Investments is the General Partner of AAA Guarantor.  AAA Associates is the general partner of AAA Investments.  AAA MIP is the general partner of AAA Associates.  AAA provides investment services to AAA Guarantor, AAA Investments, AAA Associates and AAA MIP. Int’l Management is the managing general partner of AAA.  Int’l Management GP is the general partner of Int’l Management.

AAA Holdings GP is the general partner of AAA Holdings. Management Holdings is the sole member and manager of Int’l Management GP and Capital Management GP, and the sole shareholder of AAA Holdings GP. Management Holdings GP is the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The address of each of AHL Investor GP, Principal Holdings III, Principal Holdings III GP, Principal Holdings IV, Principal Holdings IV GP, AAM Holdings, AAM GP, Apollo Life, and AAA is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands.  The address of Athene Management is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of each of Palmetto Advisors, AAA Guarantor, Int’l Management, Int’l Management GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019. The address of each of AAA Investments and Palmetto Management is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address for each of AAA Associates, AAA MIP, AAA Holdings, and AAA Holdings GP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

(c)

Citizenship
Principal Holdings III, AAM Holdings, Principal Holdings IV, and AAA are each exempted limited partnerships registered in the Cayman Islands.  AHL Investor GP, Principal Holdings III GP, Principal Holdings IV GP, Apollo Life, and AAM GP are each exempted companies registered in the Cayman Islands.  Palmetto Advisors, Capital Management, AAA Guarantor, AAA Investments, Int’l Management, and Management Holdings are each Delaware limited partnerships.  Athene Management, Palmetto Management, Capital Management GP, Int’l Management GP, and Management Holdings GP are each Delaware limited liability companies.  AAA Associates, AAA Holdings, and AAA Holdings GP are each Guernsey limited partnerships.  AAA MIP is a limited company incorporated in Guernsey.

(d)	Title of Class of Securities Class A Common Shares, par value $0.001.
(e)	CINS Number G0684D107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

AHL Investor GP	0.00
Principal Holdings III	17,350,643.35
Principal Holdings III GP	17,350,643.35
Athene Management	1.00
AAM Holdings	1.00
AAM GP	1.00
Apollo Life	1.00
Palmetto Advisors	80,096.15
Palmetto Management	80,096.15
Principal Holdings IV	80,096.15
Principal Holdings IV GP	80,096.15
Capital Management	1.00
Capital Management GP	1.00
AAA Guarantor	605,554.76
AAA Investments	605,554.76
AAA Associates	648,881.76
AAA MIP	648,881.76
AAA	648,881.76
Int’l Management	648,881.76
Int’l Management GP	648,881.76
AAA Holdings	1,569,625.00
AAA Holdings GP	1,569,625.00
Management Holdings	2,384,045.76
Management Holdings GP	2,384,045.76

The Class A Shares of the Issuer reported as beneficially owned are obtainable upon conversion of the Class B Shares of the Issuer at the election of the holder on a one-for-one basis.  The number of shares reported as beneficially owned by Management Holdings and Management Holdings GP include 82,769 shares of Class B Shares that have been granted to employees and are held by Management Holdings as custodian, and which Management Holdings has the authority to vote.

Principal Holdings III, Athene Management, Palmetto Advisors, AAA Associates, AAA Holdings, and Management Holdings each disclaims beneficial ownership of all of the Class A Shares included in this report other than the Class A Shares issuable upon conversion of the Class B Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. AHL Investor

GP, Principal Holdings III GP,AAM Holdings, AAM GP, Apollo Life, Palmetto Management, Principal Holdings IV, Principal Holdings IV GP, Capital Management, Capital Management GP, AAA Guarantor, AAA Investments, AAA MIP, AAA, Int’l Management, Int’l Management GP, AAA Holdings GP, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, and the directors, as well as executive officers, of Principal Holdings III GP and Principal Holdings IV GP, each disclaim beneficial ownership of all Class A Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

AHL Investor GP	0.0%
Principal Holdings III	9.1%
Principal Holdings III GP	9.1%
Athene Management	0.0%
AAM Holdings	0.0%
AAM GP	0.0%
Apollo Life	0.0%
Palmetto Advisors	0.0%
Palmetto Management	0.0%
Principal Holdings IV	0.0%
Principal Holdings IV GP	0.0%
Capital Management	0.0%
Capital Management GP	0.0%
AAA Guarantor	0.3%
AAA Investments	0.3%
AAA Associates	0.3%
AAA MIP	0.3%
AAA	0.3%
Int’l Management	0.3%
Int’l Management GP	0.3%
AAA Holdings	0.8%
AAA Holdings GP	0.8%
Management Holdings	1.3%
Management Holdings GP	1.3%

The percentage amounts are based on a total of 190,332,307 shares of Class A common stock, comprising the sum of 164,849,200 outstanding shares of Class A common stock and 25,483,107 shares of Class A common stock issuable upon conversion of shares of Class B common stock, in each case outstanding as of as of September 30, 2018, and as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the Securities and Exchange Commission on November 1, 2018. Shares of Class B common stock, all of which are beneficially owned by the Reporting Persons, are convertible into shares of Class A common stock at any time at the option of the holder, with prior notice to the company, on a one-for-one basis. The percentage of beneficial ownership does not give effect to certain provisions of the Issuer’s bye-laws that would limit the Reporting Persons’ voting rights. The percentage of beneficial ownership assumes the conversion of all of the Class B Shares held by the Reporting Persons, but does not give effect to certain provisions of the Issuer’s bye-laws that would limit the Reporting Persons’ voting rights upon conversion.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:

AHL Investor GP	0.00
Principal Holdings III	17,350,643.35
Principal Holdings III GP	17,350,643.35
Athene Management	1.00
AAM Holdings	1.00
AAM GP	1.00
Apollo Life	1.00
Palmetto Advisors	80,096.15
Palmetto Management	80,096.15
Principal Holdings IV	80,096.15
Principal Holdings IV GP	80,096.15
Capital Management	1.00
Capital Management GP	1.00
AAA Guarantor	605,554.76
AAA Investments	605,554.76
AAA Associates	648,881.76
AAA MIP	648,881.76
AAA	648,881.76
Int’l Management	648,881.76
Int’l Management GP	648,881.76
AAA Holdings	1,569,625.00
AAA Holdings GP	1,569,625.00
Management Holdings	2,384,045.76
Management Holdings GP	2,384,045.76

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

AHL Investor GP	0.00
Principal Holdings III	17,350,643.35
Principal Holdings III GP	17,350,643.35
Athene Management	1.00
AAM Holdings	1.00
AAM GP	1.00
Apollo Life	1.00
Palmetto Advisors	80,096.15
Palmetto Management	80,096.15
Principal Holdings IV	80,096.15
Principal Holdings IV GP	80,096.15
Capital Management	1.00
Capital Management GP	1.00
AAA Guarantor	605,554.76
AAA Investments	605,554.76
AAA Associates	648,881.76
AAA MIP	648,881.76
AAA	648,881.76
Int’l Management	648,881.76
Int’l Management GP	648,881.76
AAA Holdings	1,569,625.00
AAA Holdings GP	1,569,625.00
Management Holdings	2,301,276.76
Management Holdings GP	2,301,276.76

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2019

AHL 2014 INVESTOR GP, LTD.

By:	/s/ Shari Verschell
Shari Verschell
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

ATHENE ASSET MANAGEMENT LLC

By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

AAM HOLDINGS, L.P.

By:		AAM GP Ltd.
its general partner

	By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

AAM GP LTD.

By:		/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

APOLLO LIFE ASSET LTD.

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO ADVISORS, L.P.

By:		Apollo Palmetto Management, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO MANAGEMENT, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV, L.P.

By:		Apollo Principal Holdings IV GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA GUARANTOR - ATHENE, L.P.

By:	AAA Investments, L.P.
its general partner

	By:	Apollo Alternative Assets, L.P.
its service provider

		By:	Apollo International Management L.P.,
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA INVESTMENTS, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, LP
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA ASSOCIATES, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P. its managing general partner

		By:	Apollo International Management GP, LLC its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P. its managing general partner

		By:	Apollo International Management GP, LLC its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P. its managing general partner

	By:	Apollo International Management GP, LLC its general partner

		By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA HOLDINGS, L.P.

By:		AAA Holdings GP Limited
its general partner

	By:	/s/ John Suydam
John Suydam
Director

AAA HOLDINGS GP LIMITED

By:		/s/ John Suydam
John Suydam
Director

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS, GP, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President